CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated as of the report dates stated below, relating to the financial statements and financial highlights which appear in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Report Date	Annual Shareholder Report Date	Fund Name
2/19/2010	12/31/2009	Columbia Large Cap Value Fund, Variable Series
2/19/2010	12/31/2009	Columbia Mid Cap Value Fund, Variable Series
2/19/2010	12/31/2009	Columbia Federal Securities Fund, Variable Series
2/19/2010	12/31/2009	Columbia International Fund, Variable Series

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts December 27, 2010